Exhibit 99.1
Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES PRICING
OF SECONDARY PUBLIC OFFERING OF COMMON UNITS
OF PENN VIRGINIA GP HOLDINGS, L.P.

RADNOR, PA (BusinessWire) September 10, 2009 – Penn Virginia Corporation (NYSE: PVA) announced today that Penn Virginia Resource GP Corp., an indirect wholly owned subsidiary, has priced the underwritten public offering of 8,695,655 common units representing limited partner interests in Penn Virginia GP Holdings, L.P. (NYSE: PVG) at $12.30 per unit.  The underwriters have also been granted a 30-day option to purchase up to 1,304,345 additional common units to cover over-allotments, if any.

PVA intends to use the net proceeds from the offering of approximately $102.7 million to repay the outstanding balance under its revolving credit facility of $50 million, with the remaining proceeds to be used for general corporate purposes, including future capital expenditures.  The offering is scheduled to close on September 16, 2009.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including East Texas, Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas.  Prior to the offering, we owned approximately 77 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the risks, uncertainties and contingencies set forth in our press releases and public periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008, our ability to access external sources of capital, uncertainties relating to the occurrence and success of capital-raising transactions, including securities offerings and asset sales and reductions in the borrowing base under our credit facility.  Many of the factors that will determine our future results are beyond the ability of management to control or predict.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.